ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following articles:

ARTICLE 1
Name

The name of the corporation is: MCE ASIA, Inc.

ARTICLE II
Purpose

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, as amended (the “MBCA”).

ARTICLE III
Authorized Shares

The total authorized shares consists of 60,000 shares of Common Stock. Each share is entitled to one vote on all matters submitted to the shareholders of the corporation and each share shall have all of the same rights and preferences as each other share.

ARTICLE IV
Registered Office and Resident Agent

The address and mailing address of the initial registered office is 310 Dino Drive, Ann Arbor, Michigan 48103. The name of the initial resident agent is Jon E. Carlson.

ARTICLE V
Limitation of Director Liability

No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, except liability for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of §551 of the MBCA, MCLA 450.1551, MSA 21.200(551); or (4) an intentional violation of criminal law.

If the MBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the amended MBCA as so amended. No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI
Compromise, Arrangement, or Plan of Reorganization

Whenever a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the State of Michigan may, on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs.

If a majority in number, representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agrees to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this corporation.

ARTICLE VII
Corporate Action Without Meeting of Shareholders

Any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consent dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VIII
Incorporator

The name and business address of the incorporator is J. Michael Bernard, Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243.

* * *

I, the incorporator, sign my name this 8th day of May, 2001.

/s/ J. Michael Bernard
J. Michael Bernard, Incorporator